FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity California Municipal Trust

Series Number	3
Fund	Fidelity California Short-Intermediate Tax-Free Bond Fund
Trade Date	10/07/10
Settle Date	10/20/10
Security Name	CA DWR 5% 05/01/16
CUSIP	13066YRL5
Price	115.632
Transaction Value	$11,563,200.00
Class Size	1,763,215,000.00
% of Offering	0.57%
Underwriter Purchased From	BofA Merrill Lynch
Underwriting Members: (1)	BofA Merrill Lynch
Underwriting Members: (2)	Stone & Youngberg
Underwriting Members: (3)	Wells Fargo Securities
Underwriting Members: (4)	Barclays Capital Inc.
Underwriting Members: (5)	Cabrera Capital Markets, LLC
Underwriting Members: (6)	Citigroup Global Markets Inc.
Underwriting Members: (7)	City National Securities, Inc
Underwriting Members: (8)	De La Rosa & Company
Underwriting Members: (9)	Edward D. Jones & Co., LP
Underwriting Members: (10)	Fidelity Capital Markets
Underwriting Members: (11)	George K. Baum & Company
Underwriting Members: (12)	Goldman, Sachs & Co.
Underwriting Members: (13)	Great Pacific Securities
Underwriting Members: (14)	Grigsby & Associates, Inc
Underwriting Members: (15)	J.P. Morgan Securities Inc.
Underwriting Members: (16)	Jefferies & Company, Inc.
Underwriting Members: (17)	M.R. Beal & Company
Underwriting Members: (18)	Morgan Keegan & Company, Inc.
Underwriting Members: (19)	Morgan Stanley & Co. Incorporated
Underwriting Members: (20)	Rice Financial Products Company
Underwriting Members: (21)	SL Hare Capital, Inc
Underwriting Members: (22)	Southwest Securities Inc
Underwriting Members: (23)	Toussaint Capital Partners, LLC
Underwriting Members: (24)	William Blair & Company
Underwriting Members: (25)	Wulff, Hansen & Company